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NEURALSTEM FILES FDA APPLICATION FOR FIRST DRUG THERAPY

NSI-189 FOR THE TREATMENT OF MAJOR DEPRESSION

ROCKVILLE, Maryland, November 17, 2010 – Neuralstem, Inc. (NYSE Amex: CUR) announced that it has filed an Investigational New Drug (IND) application with the United States Food and Drug Administration (FDA) to begin two Phase I safety trials to test NSI-189, its first small molecule compound, for the treatment of major depression. NSI-189 is a proprietary new chemical entity discovered by Neuralstem that stimulates new neuron growth in the hippocampus, an area of the brain that is believed to be involved in depression.

“This marks more than just a significant milestone for the company: we believe our compound represents the next generation of antidepressant treatment based on a new mechanism of action that may, for the first time, fundamentally modify the disease,” said Neuralstem President & CEO Richard Garr. “NSI-189 also validates Neuralstem’s proprietary neural stem cell screening approach as a source for discovering novel compounds that affect complex stem cell biology rather than a single molecular target.”

“The antidepressants that are available today are based on the theory of serotonin deficiency,” explained Karl Johe, PhD, Chief Scientific Officer and Chairman of Neuralstem’s Board of Directors. “NSI-189 is based on a new theory that chronic exposure to stress hormones can inhibit the growth of new neurons in certain regions of the brain. This can lead to hippocampal atrophy and depression. We believe that this neurogenic approach to brain self-repair may be applicable in multiple diseases including: Alzheimer’s disease, mild cognitive impairment, dementia, schizophrenia, cognitive complications from diabetes, post-traumatic stress syndrome and traumatic brain injury, all of which are indications that the company intends to pursue with this new class of drugs.”

About NS-189: Stimulating Neurogenesis To Address Central Nervous System Conditions

NS-189 is the first in a class of compounds that Neuralstem plans to develop into orally administered drugs. These appear to have the effect of “recruiting” the patient’s own neural stem cells to repair or protect against damage to the Central Nervous System (CNS) from disease or injury.

NSI-189 stimulated neurogenesis of human hippocampus-derived neural stem cells in- vitro. In mice, NSI-189 both stimulated neurogenesis of the hippocampus and increased its overall volume as well. Therefore, NSI-189 may reverse the human hippocampal atrophy seen in major depression and schizophrenia. This program has received significant support from both the Defense Advanced Research Projects Agency (DARPA) and the National Institutes of Health (NIH).

The Neuralstem small molecule platform results from discoveries made through Neuralstem’s ability to generate stable human neural stem cell lines suitable for screening large chemical libraries. The platform complements Neuralstem’s cell therapy platform, in which brain and spinal cord stem cells are transplanted directly into diseased areas to repair and/or replace diseased or dead cells..

About the Trial

Neuralstem has filed an IND with the FDA to conduct two Phase I safety trials.  The first trial will involve normal healthy volunteers testing the safety of escalating doses of a single administration of NSI-189. The second trial is designed to test the safety of escalating doses of daily administration for 28 days in depressed patients. The entire trial is expected to be approximately one year in duration.

Further information will be available on the Neuralstem website after the FDA approves the trial.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in a FDA-approved Phase I safety clinical trial for Amyotrophic Lateral Sclerosis (ALS), often referred to as Lou Gehrig's disease.

In addition to ALS, the company is also targeting major central nervous system diseases, including traumatic spinal cord injury, ischemic spastic paraplegia, and Huntington's disease. The company has also submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions. Neuralstem plans to initiate clinical trials with its lead compound to treat major depression and potentially other diseases, such as schizophrenia, Alzheimer's disease, traumatic brain injury, posttraumatic stress syndrome, and stroke.

For more information, please go to www.neuralstem.com http://www.neuralstem.com

Cautionary Statement Regarding Forward Looking Information
This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2009, and in its quarterly report on Form 10-Q for the period ended September 30, 2010.

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